Exhibit 21

Subsidiaries of the Registrant

Name	State of Jurisdiction	Names under which it does business
Texas Deco Pierre, LLC	Texas	Texas Deco Pierre, LLC

Name                                           State of Jurisdiction                                           Names under which it does business
Texas Deco Pierre, LLC                                                      Texas                                           Texas Deco Pierre, LLC